UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 3, 2008

Date of Report (Date of earliest event reported)

ZYMOGENETICS, INC.

(Exact name of registrant as specified in its charter)

Washington	000-33489	91-1144498
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Eastlake Avenue East Seattle, Washington	98102-3702
(Address of principal executive offices)	(Zip Code)

(206) 442-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 3, 2008, ZymoGenetics, Inc. (the “Company”) entered into amended and restated employment agreements with each of its named executive officers and certain other executive officers, other than its Chief Executive Officer Bruce L.A. Carter, Ph.D. The employment agreements were amended and restated to be compliant with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (although the Company makes no warranty or representation to that effect), and to provide certain benefits during and upon termination of employment. The following description of the amended and restated employment agreements is only a summary and is qualified in its entirety by reference to the full text of the form of employment agreement, as amended and restated, to be filed with the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2008. The Company intends to use the form of employment agreement on a go-forward basis for new executive officers.

Each amended and restated employment agreement has a two-year term, subject to automatic renewal unless notice of non-renewal is timely given. Under the amended and restated employment agreements, upon an executive’s termination by the Company for cause or by the executive other than for good reason (whether before or after a change in control), an executive is entitled to receive: (1) current annual base salary through the termination date; (2) an annual performance bonus provided the executive is employed on the last day of the Company’s fiscal year; (3) all previously deferred compensation; and (4) accrued vacation pay (collectively, the “Accrued Obligations”). The terms “cause,” “good reason” and “annual performance bonus” are defined in the executive’s employment agreement.

Upon an executive’s termination of employment by the Company other than for cause or by the executive for good reason prior to (or more than two years after) a change in control, an executive is entitled to receive: (1) the Accrued Obligations; (2) Company contributions toward the cost of COBRA health care continuation coverage under the Company’s group health plans for twelve months following termination (or until the executive is covered under a comparable group health plan or is no longer entitled to COBRA continuation coverage, if earlier); and (3) a severance payment equal to one times annual base salary. The term “change in control” is defined in the executive’s employment agreement.

Upon an executive’s termination of employment other than for cause or for good reason during the two-year period immediately following a change in control, an executive is entitled to receive: (1) the Accrued Obligations; (2) a pro-rated performance bonus (if the executive is not otherwise entitled to receive an annual performance bonus upon termination of employment); (3) Company contributions toward the cost of COBRA health care continuation coverage under the Company’s group health plans for twelve months following termination (or until the executive is covered under a comparable group health plan or is no longer entitled to COBRA continuation coverage, if earlier); (4) full acceleration of vesting of outstanding stock options; and (5) severance pay equal to one times the sum of the annual performance bonus and annual base salary if the executive is a senior vice president, 1.5 times that amount if the executive is an executive vice president and two times that amount if the executive is a president.

As a condition to payments and benefits under the amended and restated employment agreements, each executive must execute a general release and waiver of claims. The employment agreements also contain non-competition and non-solicitation covenants. If payments due to an executive under an employment agreement would result in golden parachute excise taxes imposed by the Code, such payments may be reduced if and to the extent that doing so would result in a greater after-tax benefit to the executive than full payment of all amounts otherwise due under the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZYMOGENETICS, INC.

	By:	/s/ James A. Johnson
Date: July 3, 2008		James A. Johnson Executive Vice President, Chief Financial Officer and Treasurer